Exhibit 10.7

TERNS, INC.

August 4, 2020

Erin Quirk

Sent via email

Dear Erin:

Terns, Inc., a Delaware corporation (the “Company”) is pleased to offer you continued employment on the following terms:

1. Position. You will continue to be employed as the Chief Medical Officer of the Company, and will also serve as the President of the Company, as well as the President and Chief Medical Officer of the Company’s parent entity, Terns Pharmaceuticals, Inc., a Cayman corporation (“Terns Cayman” or “Parent”). In this capacity, you will continue to report to the Chief Executive Officer of the Company. Your service to the Company is to be full-time. You will work out of the Company’s headquarters in Foster City, California, except as otherwise required pursuant to Company policy or applicable public health orders. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or be competitive with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary. The Company will continue to pay your current salary at the rate of $374,325 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary may be increased to reflect performance achievements, as determined by the Board of Directors of the Company (the “Company Board”) from time to time and in its sole discretion.

3. Annual Bonus. You will be continue to be eligible to receive from the Company an annual target cash bonus of 35% of your Base Salary (your “Target Bonus”). The actual bonus amount awarded to you (your “Annual Bonus”) will be determined based upon the Company’s achievement and your performance, as determined by the Company Board. Each Annual Bonus will be paid no later than two and one half months following the end of the applicable performance year to which it relates, and otherwise in accordance with the Company’s standard payroll schedule.

4. [Reserved].

5. Employee Benefits and Expenses.

(a) Benefits. In connection with your service, you will be eligible to receive from the Company employee benefits, bonus plan participation and perquisites commensurate with those provided to the Company’s senior executives, as may be in effect from time to time.

(b) General Business Expenses. The Company shall pay or reimburse you for all business expenses reasonably and necessarily incurred by you in the performance of your duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

6. Termination.

(a) Upon the termination of your employment with the Company at any time for any reason, you will be paid your salary through your termination date and any other benefits or payments, including any expense reimbursements and accrued and unused vacation, which must be provided to you under applicable law.

(b) If you are subject to an Involuntary Termination, and subject to Section 9, you will be entitled to receive the following benefits (collectively, the “Severance”):

i. The Company will pay to you the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 6 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period;

ii. The Company will pay to you a lump sum payment equal to your Target Bonus in the year of the Involuntary Termination, as such Target Bonus shall be pro-rated on a daily basis for the number of days of the performance year in which your employment terminated, which payment will be made to you at the time such bonuses are paid to other participants, or, if earlier, by March 15 of the year following the year of the Involuntary Termination;

iii. The Company will continue to pay your then-current Base Salary on the Company’s regular payroll dates as if your employment continued for a period of twelve (12) months following the Involuntary Termination; and

iv. Subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for both you and your eligible dependents, the Company will provide continuation of your then-effective group medical and dental coverage, at Company cost, for twelve (12) months following the Involuntary Termination, provided that the Company may elect to provide to you, in lieu of any portion of this continued coverage, taxable installment payments equal to the amount of the applicable premiums in effect at the Involuntary Termination for the remainder of this twelve (12) month period. The Company’s obligations under this section (iv) shall not apply once you become eligible for medical and dental, coverage from another entity where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.

Notwithstanding the foregoing, you shall be entitled to the greater benefits, if any, as may be provided under Terns Cayman’s Change In Control Policy, as it may be amended from time to time (the “CIC Policy”), subject to its terms and conditions; provided, however, that nothing in this letter agreement or the CIC Policy shall require Terns Cayman to provide any duplicate payments or benefits.

(c) Receipt of the Severance will be conditioned in its entirety upon your execution of a release of claims in a form prescribed by the Company, without alterations (the “Release”) and your continued compliance with the terms thereof, which Release must be executed and become irrevocable, within 60 days of your Involuntary Termination (this 60-day period, the “Release Period”). Any installment payments under section 6(b)(iii) and (iv) will begin to be paid on the first regular payroll date beginning after the expiration of the Release Period, and will include any amounts that would have been payable during the Release Period but for this sentence.

7. Proprietary Information and Inventions Agreement. You affirm that you will continue to be bound by the Employee Invention Assignment and Confidentiality Agreement, dated December 19, 2018,

between you and the Company (the “Invention Assignment Agreement”).

8. Employment Relationship; Board Service. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Company Board or officer of the Company (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), each salary continuation payment under Section 6 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) the benefits under Section 6, to the extent that they are subject to Section 409A, will commence on the first business day following (A) expiration of the six month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, (x) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (y) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses; and (z) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Further, to the extent any nonqualified deferred compensation subject to Section 409A payable to you hereunder could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company and Terns Cayman. You agree that neither the Company nor Terns Cayman has a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, Terns Cayman or the Company Board or the Board of Directors of Terns Cayman related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Miscellaneous. This letter agreement supersedes and replaces that certain Offer Letter, dated December 13, 2018, between you and the Company, as well as any other prior or contemporaneous agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein; provided, however, that, for the avoidance of doubt, the Invention Assignment Agreement and the agreements relating to your prior equity awards shall continue to be in force. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized member of the Company Board or officer of the Company (other than you). This letter agreement shall be governed by and construed in accordance with the laws of the State of California. If any term, covenant, condition or provision of this letter agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this letter agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law. This letter agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signature pages delivered by facsimile or electronic mail will be treated as are originals. If court proceedings are required to enforce any provision of this letter agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees. The rights and obligations of the Company under this letter agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest. Any notice required by this letter agreement shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed to the party’s last business or residential address, or otherwise delivered in person or through a reliable electronic delivery system. Either party may change the specified address by giving written notice of such change.

11. Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in Terns Cayman, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

This letter agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

The arbitration shall be conducted in San Mateo County, California through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at www.adr.org under the “Rules & Forms” tab. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means the occurrence of any one or more of the following: (i) your commission of any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure, or otherwise remedy to the extent possible under direct control of you, the same. An occurrence of “Cause” as set forth in the preceding sentence shall be based upon a good faith determination by the Company Board.

“Involuntary Termination” means you experience a means a Separation resulting from (A) a Termination without Cause, or (B) you voluntarily resigning your employment for Good Reason. A termination or resignation due to your death or disability shall not constitute an Involuntary Termination.

“Good Reason” means, without your consent, any of the following actions: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the date of this letter; (ii) a reduction of greater than 10% in your annual base salary as in effect immediately prior to the date of this letter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a relocation of your primary business office to a location more than 50 miles from the location of your primary business office immediately prior to the date of this letter, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the date of this letter, provided that, with respect to each of the reasons set forth above, (1) you provide the Company with written notice of your intention to terminate your employment for Good Reason within ninety (90) calendar days after the occurrence of the event that you believe would constitute Good Reason and (2) you provide the Company with a period of at least thirty (30) calendar days (the “Company Cure Period”) following receipt of such notice from you in which to cure the event giving rise to such Good Reason termination, and (3) your resignation is effective within ten (10) calendar days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in set forth in subclauses (i) through (iii).

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

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We hope that you will accept our offer no later than August 6, 2020. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on August 6, 2020.

Very truly yours,

TERNS, INC.

By: /s/ Senthil Sundaram

Name: Senthil Sundaram Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Eruid Quirk

Signature of Erin Quirk

Dated: 8/4/2020